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                                                                      EXHIBIT 14

                          LANCASTER COLONY CORPORATION

                             CODE OF BUSINESS ETHICS

                            ADOPTED FEBRUARY 25, 2004

A.    GENERAL PHILOSOPHY

      The honesty, integrity and sound judgment of our employees, officers and directors are essential to the Company's reputation and success. The term "the Company" includes Lancaster Colony Corporation and its subsidiaries.

      This Code of Ethics governs the actions and working relationships of the Company's employees, officers and directors with current and potential customers and suppliers, fellow employees, competitors, government and self-regulatory agencies, the media, and anyone else with whom the Company has contact.

      This Code of Ethics:

      - requires honest and ethical conduct in all aspects of each employee's, officer's and director's actions on behalf of the Company, including proper and ethical procedures for dealing with actual or apparent conflicts of interest between personal and professional relationships;

      - requires full, fair, accurate, and timely disclosure in reports and other documents filed by the Company with or submitted to the Securities and Exchange Commission as well as in other public communications made as a registrant;

      -     requires compliance with applicable laws, rules and regulations;

      - addresses potential or apparent conflicts of interest and provides guidance for employees, officers and directors in communicating those conflicts to the Company;

      - addresses misuse or misapplication of the Company's property and business opportunities;

      - requires maintaining the confidentiality of nonpublic information within the Company and outside the Company; and

      - requires prompt internal reporting of violations of this Code of Ethics and proper reporting of any illegal behavior.

B.    CONFLICTS OF INTEREST

      A "conflict of interest" occurs when your private interest in any way interferes or appears to interfere with the interests of the Company. You are expected to avoid all situations that might lead to a real or apparent material conflict between your or your immediate family's self-interest and your duties and responsibilities as an employee, officer or director of the Company. Disclosure should be made to Corporate Counsel regarding any material transaction or relationships that reasonably could be expected to give rise to a real or apparent conflict.

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C.    FINANCIAL REPORTING

      You are required to report timely to the Company's senior management all information in your possession that may be necessary to ensure that the Company's financial reports and disclosures, as filed with or submitted to the Securities and Exchange Commission or in other public communications, are full, fair, and accurate.

D.    CONFIDENTIALITY

      Nonpublic information regarding the Company or its business, employees, customers and suppliers is confidential. As an employee, officer or director, you are entrusted with, or may become aware of, confidential information. You are only to use such confidential information for the intended business purpose of the Company. You are not to share confidential information with anyone outside of the Company, including family and friends, or with other employees of the Company who do not need the information to carry out their duties. Your obligation to keep all information confidential continues even if your employment with the Company ends.

E.    INSIDER TRADING

      It is both unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the Company's securities while in possession of material information concerning the Company that has not been released to the general public but which when released may have an impact on the market price of the Company's securities. It is also unethical and illegal to buy, sell, trade or otherwise participate in transactions involving the securities of any other company while in possession of similar non-public material information concerning such company. Any questions concerning the propriety of effecting a transaction in the Company's (or other company's) securities should be directed to the Company's Corporate Counsel.

F.    REPORTING OF ILLEGAL OR UNETHICAL BEHAVIOR

      The Company requires its employees, officers and directors to report to supervisors, managers or other appropriate personnel regarding any known or suspected criminal or other unethical activity involving the Company or its employees. If, during the course of your employment, you become aware of any suspicious activity or behavior, including concerns regarding questionable accounting or auditing matters, you must report your concerns to Corporate Counsel. Reporting the activity will not subject the employee to discipline absent a knowingly false report. All reports will be treated confidentially and will receive a full inquiry. The Company has a toll free "Help Line" that is available to anyone wishing to bring any such matter to the attention of management or the Audit Committee of the Board of Directors. The telephone number of the Help Line is 888/875-1167. You are NOT required to leave your name. Anonymous reports also receive a full inquiry.

G.    ADMINISTRATION, ENFORCEMENT AND WAIVER OF CODE OF ETHICS

      This Code of Ethics shall be administered and monitored by the Company's senior management. Any questions or requests for further information regarding this Code of Ethics should be directed to the Company's Corporate Counsel.

      Employees, officers and directors of the Company are expected to follow this Code of Ethics at all times. In rare circumstances, situations may arise in which a waiver may be appropriate. Waivers will be determined on a case-by-case basis by the Company's senior management except that waivers for directors and the parent company's executive officers and its senior financial personnel may only be authorized by the Board of Directors. Any waiver for directors, the parent company's executive officers and its senior financial personnel, and the grounds therefore, shall be disclosed to shareholders in accordance with applicable laws and regulations.

Failure to comply with this Code of Ethics may result in disciplinary action up to and including termination. Any supervisor, manager, officer or director who directs, approves or condones infractions, or has knowledge of them and does not promptly report and correct them, will be subject to disciplinary action up to and including termination.